Exhibit 99.1

NEWS RELEASE
Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, MN 55305
952-449-9092
952-449-9353 (fax)
www.lakesentertainment.com
(NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:
March 12, 2010

LAKES ENTERTAINMENT, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND FULL YEAR 2009
MINNEAPOLIS – March 12, 2010 Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three and twelve-month periods ended January 3, 2010.

Fourth Quarter Results
Lakes Entertainment reported fourth quarter 2009 revenues of $5.3 million, compared to prior-year period revenues of $5.5 million. This decrease was due to a decline in fees from the Red Hawk Casino near Sacramento, California.
For the fourth quarter of 2009, Lakes’ selling, general and administrative expenses were $2.9 million compared to $3.5 million in the fourth quarter of 2008. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees. Included in selling, general and administrative expenses were costs associated with the application for a gaming site in the State of Kansas of approximately $0.3 million during the fourth quarter of 2009.
Net unrealized losses on notes receivable relate to the Company’s notes receivable from Indian tribes, which are adjusted to estimated fair value, prior to opening, based upon the current status of the related tribal casino projects and evolving market conditions. In the fourth quarter of 2009, net unrealized losses on notes receivable were $1.4 million, compared to net unrealized losses of $18.8 million in the prior-year period. Unrealized losses on notes receivable during the fourth quarter of 2009 resulted primarily from the recognition of loss associated with the project with the Jamul Indian Village (“Jamul Tribe”) near San Diego, California because of further delays in the expected opening date of this project. The net unrealized losses in the fourth quarter of 2008 were due to the recognition of an $11.8 million loss associated with the Jamul Tribe project, which resulted from uncertainty surrounding the completion of this project, and a $6.6 million loss on notes receivable from the Shingle Springs Tribe related to the Red Hawk Casino which resulted primarily from a decline in projected interest rates and an increase in the discount rate associated with this project as a result of financial market conditions.
Impairments on intangible assets and land held for development during the fourth quarter related to the Jamul project ($0.8 million in 2009 and $20.0 million in 2008) due to issues described in the previous paragraph and our Vicksburg project ($0.5 million in 2009 and $4.0 million in 2008) due to continued uncertainty surrounding the development of this project.
Costs associated with supporting the 2008 Ohio casino resort initiative were $18.4 million during the fourth quarter of 2008.
The loss from operations was $3.2 million for the fourth quarter of 2009, compared to $61.1 million for the fourth quarter of 2008, and resulted primarily from the items discussed above.
Other income (expense), net for the three months ended January 3, 2010 was $2.2 million compared to ($0.3) million for the three months ended December 28, 2008. The increase was due primarily to interest recognized on notes receivable from the Shingle Springs Tribal Gaming Authority.
The loss from continuing operations for the fourth quarter of 2009 was $2.4 million, compared to $67.0 million in the fourth quarter of 2008. Losses applicable to common shareholders were $0.09 per share in the fourth quarter of 2009, compared to $2.63 per share for the fourth quarter of 2008.
Twelve Month 2009 Results
Lakes Entertainment reported revenues for the twelve-month period ended January 3, 2010 of $26.2 million, compared to prior-year revenues of $24.3 million. This increase was primarily due to a full twelve months of contribution of management fees from the Red Hawk Casino, which opened to the public on December 17, 2008.
For 2009, Lakes’ selling, general and administrative expenses were $14.2 million compared to $15.3 million in 2008. This decrease was primarily the result of a decline in payroll and related costs as well as a decline in travel expenses during 2009, which were partially offset by an increase in professional fees, which consisted mainly of legal costs related to our new business opportunities, compared to the prior year. Included in 2009 selling, general and administrative expenses were costs associated with the application for a gaming site in the State of Kansas of approximately $0.7 million.
Other costs and expenses for the twelve months ended January 3, 2010 included an increase in amortization of intangible assets of approximately $3.6 million over the prior year, primarily associated with the casino project with the Shingle Springs Band of Miwok Indians, which commenced upon the opening of the Red Hawk Casino in

December 2008. Also included in other costs and expenses were impairment losses of $4.2 million and $24.0 million during 2009 and 2008, respectively, primarily associated with the Jamul project ($2.9 million in 2009 and $20.0 million in 2008) and the Vicksburg project ($0.5 million in 2009 and $4.0 million in 2008), both discussed above.
For the twelve months ended January 3, 2010, net unrealized gains on notes receivable were $1.9 million, compared to net unrealized losses of $17.8 million in the prior-year. Net unrealized losses during 2008 were primarily due to the unrealized losses associated with the notes receivable from the Jamul Tribe and the Shingle Springs Tribe discussed above. The net unrealized gains of $1.9 million in 2009 were primarily related to the notes receivable from the Jamul Tribe primarily due to improvements in the credit markets during 2009, which were partially offset by losses related to further delays in the expected opening date of this project.
Costs associated with supporting the 2008 Ohio casino resort initiative were $28.7 million during 2008.
The loss from operations was $1.0 million for the twelve months ended January 3, 2010, compared to $68.7 million for the twelve months ended December 28, 2008.
Other income (expense), net for the twelve months ended January 3, 2010 was $6.1 million compared to $(0.3) million for the twelve months ended December 28, 2008. The increase was due primarily to interest recognized on notes receivable from the Shingle Springs Tribal Gaming Authority.
Earnings from continuing operations for the twelve months ended January 3, 2010 were $3.7 million, compared to a loss of $78.0 million in the prior-year. Earnings applicable to common shareholders were $0.14 per share in the twelve months ended January 3, 2010, compared to losses of $3.43 per share in 2008.
Tim Cope, President and Chief Financial Officer of Lakes, stated, “Two of the casinos we manage, the Four Winds Casino Resort and the Cimarron Casino, continued to meet our expectations during 2009 and we continue to focus on operating these properties as efficiently as possible.”
Mr. Cope continued, “2009 also marked the first full year of operations for the Red Hawk Casino near Sacramento, California. The uncertain economic environment continues to impact this property’s ability to achieve consistently strong results. Because operating results did not meet our expectations, we made a number of substantial changes throughout the year including the mix of slot machines and table games offered for play, the variety and type of marketing plans and many of the senior management positions at the property have either been eliminated or replaced. We remain focused on achieving improved results and we continue to be optimistic about this property’s long-term operating prospects.”
Further commenting, Lyle Berman, Chief Executive Officer of Lakes stated, “We fully recognize that our long-term success depends not only on achieving strong operating performance at each of our managed properties, but also on seeking and developing new business opportunities which will help us reach our goals. We continue to work through the application process for a gaming site in the State of Kansas. We have also invested in each of the four casino projects in the State of Ohio that were approved in the November 2009 election and we recently announced the execution of a management agreement for a potential casino located in Tunica, Mississippi. We continue to move forward with these and other potential projects, focused on increasing shareholder value.”
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma, the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians and the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the development of new table games for licensing to Tribal and non-Tribal casinos.
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.
# # #

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	January 3, 2010	December 28, 2008
	(In thousands)
Assets
Current assets:
Cash	$3,751	$6,170
Accounts receivable	1,457	2,407
Current portion of notes receivable from Indian casino projects	6,671	9,151
Investment securities, including rights	24,317	—
Other	2,478	1,232

Total current assets	38,674	18,960

Property and equipment, net	5,334	5,585

Long-term assets related to Indian casino projects:
Notes receivable, net of current portion	46,100	44,002
Notes receivable at fair value	13,254	10,703
Intangible assets	45,064	47,586
Other	6,137	6,591

Total long-term assets related to Indian casino projects	110,555	108,882

Other assets:
Investment securities, including rights	—	26,544
Investment in unconsolidated investees	12,441	—
Land held for development	4,900	5,400
Deferred taxes and other	1,833	73

Total other assets	19,174	32,017

Total assets	$173,737	$165,444

Liabilities and shareholders’ equity
Current liabilities:
Line of credit payable	$16,346	$18,152
Non-revolving line of credit payable	2,000	—
Current portion of acquisition costs payable	2,232	2,089
Income taxes payable	17,069	16,241
Other	2,454	3,659

Total current liabilities	40,101	40,141

Long-term liabilities:
Non-revolving line of credit payable	—	2,000
Contract acquisition costs payable, net of current portion	10,197	5,253

Long-term liabilities	10,197	7,253

Total liabilities	50,298	47,394

Total shareholders’ equity	123,439	118,050

Total liabilities and shareholders’ equity	$173,737	$165,444

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Loss)
(In thousands, except per share data)

	Three months ended		Twelve months ended
	January 3, 2010	December 28, 2008	January 3, 2010	December 28, 2008
Revenues:
Management fees	$5,245	$5,452	$26,161	$24,269
License fees	16	10	59	61

Total revenues	5,261	5,462	26,220	24,330

Costs and expenses:
Selling, general and administrative	2,912	3,537	14,204	15,258
Ohio initiative costs	3	18,366	28	28,749
Impairment losses	1,289	23,962	4,166	23,962
Amortization of intangible assets related to Indian casino projects	2,787	1,814	10,417	6,856
Depreciation	68	80	279	336

Total costs and expenses	7,059	47,759	29,094	75,161

Net unrealized gains (losses) on notes receivable	(1,372)	(18,820)	1,875	(17,836)

Loss from operations	(3,170)	(61,117)	(999)	(68,667)

Other income (expense):
Interest income	2,749	134	8,033	985
Equity in loss of unconsolidated investee	(231)	—	(248)	—
Interest expense & other	(322)	(410)	(1,663)	(1,235)

Total other income (expense), net	2,196	(276)	6,122	(250)

Earnings (loss) from continuing operations before income taxes	(974)	(61,393)	5,123	(68,917)
Income taxes	1,456	5,598	1,420	9,108

Earnings (loss) from continuing operations	(2,430)	(66,991)	3,703	(78,025)
Discontinued operations, net of tax (net of $5.2 million and $3.7 million allocated to the prior noncontrolling interest)	—	(1,519)	—	(8,298)

Net earnings (loss) applicable to Lakes Entertainment, Inc.	$(2,430)	$(68,510)	$3,703	$(86,323)

Earnings (loss) applicable to Lakes Entertainment, Inc. per share — basic & diluted	$(0.09)	$(2.63)	$0.14	$(3.43)

Weighted-average common shares outstanding — basic	26,328	26,082	26,327	25,201

Dilutive effect of common stock equivalents	N/A	N/A	84	N/A

Weighted-average common shares outstanding — diluted	N/A	N/A	26,411	N/A